Exhibit 4.29

Execution Version

US$200,500,000

FACILITY AGREEMENT

dated 8 February 2012

for

SHANDA ONLINE INTERNATIONAL (HK) LIMITED

SHANDA GAMES TECHNOLOGY (HK) LIMITED

and

SHANDA GAMES HOLDINGS (HK) LIMITED

as Borrowers

arranged by

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

as Arranger and Agent

with

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

as Account Bank

1

SECTION 8		28

CHANGES TO LENDERS		28

20.	Changes to the Lenders	28

21.	Changes to the Borrowers	30

SECTION 9		31

THE FINANCE PARTIES		31

22.	Role of the Agent, the Arranger and the account bank	31

23.	Conduct of business by the Finance Parties	35

SECTION 10		36

ADMINISTRATION		36

24.	Payment mechanics	36

25.	Set-off	38

26.	Notices	38

27.	Calculations and certificates	40

28.	Partial invalidity	40

29.	Remedies and waivers	40

30.	Amendments and waivers	40

31.	Counterparts	41

SECTION 11		42

GOVERNING LAW AND ENFORCEMENT		42

32.	Governing law	42

33.	Enforcement	42

SCHEDULE 1		43

THE ORIGINAL PARTIES		43

SCHEDULE 2		45

CONDITIONS PRECEDENT		45

SCHEDULE 3		47

REQUESTS		47

SCHEDULE 4		49

FORM OF TRANSFER CERTIFICATE		49

SCHEDULE 5		51

TIMETABLES		51

SCHEDULE 6 FORM OF DIRECTOR’S CERTIFICATe		52

SCHEDULE 7 FORM OF AUTHORISATION LETTER		54

2

THIS AGREEMENT is dated 8 February, 2012 and made by and among:

(1)	SHANDA ONLINE INTERNATIONAL (HK) LIMITED., SHANDA GAMES TECHNOLOGY (HK) LIMITED, and SHANDA GAMES HOLDINGS (HK) LIMITED (collectively, the “Borrowers”);

(2)	CHINA MINSHENG BANKING CORP. LTD., HONG KONG BRANCH (the “Arranger” and “Agent”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(4)	CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH as account bank of the Finance Parties (other than itself) (the “Account Bank”)

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“2011 Financial Statements” means the audited financial statements for the financial year ended on 31 December 2011.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Arrangement Agreement” means an agreement entered into by and between the WFOEs and the Agent (on behalf of the Lenders) on the date of this Agreement.

“Authorisation” means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation, lodgement or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means, with respect to Facility A, the period from and including the date of this Agreement to and including 30 June, 2012, and with respect to Facility B, the period from and including the date of this Agreement to and including 29 February, 2012.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Hong Kong and China(in relation to any date for payment or purchase of United States Dollars) New York and London.

“Commitment” means a Facility A Commitment or Facility B Commitment.

“Default” means an Event of Default or any event or circumstance specified in Clause 17 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Distribution Resolutions” means, in relation to each of the PRC WFOEs, the resolutions of its shareholders expected to be adopted in accordance with its articles of associations duly approving recommendation and distribution of its profits earned in the financial year ended on 31 December 2011 to its shareholders.

“Event of Default” means any event or circumstance specified as such in Clause 19 (Events of Default).

“Facilities” means together Facility A and Facility B, and “Facility” shall be construed accordingly.

“Facility A” means the term loan facility of up to US$500,000 made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B” means the term loan facility of up to US$200,000,000 made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Final Maturity Date” means the date falling 15 months from the date of this Agreement.

“Finance Document” means this Agreement, any Security Documents, the Arrangement Agreement, any Resignation Letter and any other document designated as such by the Agent and the Borrowers.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Statements” means the Original Financial Statements and the 2011 Financial Statements collectively.

“GAAP” means generally accepted accounting principles in the PRC.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under statute).

“Group” means each of the Borrowers and its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Interest Payment Date” means, subject to Clause 9 (Interest Periods) and Clause 9.2(Non-Business Days), the last day of each Interest Period;

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 18 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Loan” means a Facility A Loan or a Facility B Loan.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; (b) the ability of any of the Borrowers or the PRC WFOEs to perform its obligations under the Finance Documents; or (c) the validity or enforceability of this Agreement or the rights or remedies of any Finance Party under the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Obligations” means any and all loans, advances and other financial accommodations made by any of the Lenders on and after the date of this Agreement to or for the account of the Borrowers pursuant to or under this Agreement (including without limitation, the Facility A and the Facility B) and/or the Security Documents, including without limitation, any and all principals, interest, commissions, obligations, liabilities, Financial Indebtedness, charges and expenses, direct or indirect, actual or contingent, joint or several, which are due or to become due under this Agreement and the Security Documents;

“Original Financial Statements” means in relation to each of the PRC WFOEs, the audited consolidated financial statements of that PRC WFOE for the financial year ended on 31 December 2010.

“Original Resolutions” means, in relation to each of the PRC WFOEs, its shareholder resolutions adopted or to be adopted in the form and substance satisfactory to the Lenders.

“Party” means a party to this Agreement.

“PRC” of “China” means the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“PRC WFOEs” means collectively:

(a)	Shanda Computer (Shanghai) Co., Ltd. (“盛大计算机（上海）有限公司” in Chinese with the registered number: 310115400170207), a limited liability company duly incorporated under PRC laws, which is wholly owned by one of the Borrowers, Shanda Online International (HK) Limited;

(b)	Lansha Information Technology (Shanghai) Co., Ltd. (“蓝沙信息技术(上海)有限公司” in Chinese with the registered number: 310000400599604), a limited liability company duly incorporated under PRC laws, which is wholly owned by one of the Borrowers, Shanda Games Technology (HK) Limited;

(c)	Shengji Information Technology (Shanghai) Co., Ltd. (“盛绩信息技术（上海）有限公司” in Chinese with the registered number: 310000400603485), a limited liability company duly incorporated under PRC laws, which is wholly owned by one of the Borrowers, Shanda Games Holdings (HK) Limited; and

(d)	Shengqu Information Technology (Shanghai) Co., Ltd. (“盛趣信息技术（上海）有限公司” in Chinese with the registered number: 310115400115428), a limited liability company duly incorporated under PRC laws, which is wholly owned by one of the Borrowers, Shanda Games Holdings (HK) Limited.

and each a “PRC WFOE”.

“Repeating Representations” means each of the representations set out in Clauses 13.1 (Status), 13.9 (No default), 13.10 (No misleading Information), 13.11 (Financial statements), 13.12 (Pari passu ranking) and 13.13 (No proceedings pending and threatened).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means any of the documents as listed below:

(a)	an assignment of receivables entered into by the Borrowers and the Agent (on behalf of the Lenders) in the form and substance satisfactory to the Lenders (the “Assignment”); and

(b)	an account charge to be entered into by each of the Borrowers and the Agent (on behalf of the Lenders) over each of the Borrowers’ fixed deposit bank account to be opened and maintained with the Account Bank (each a “Security Account”) in favour of the Lenders in the form and substance satisfactory to the Lenders(collectively the “Account Charges”);

“Specified Time” means a time determined in accordance with Schedule 5 (Timetables).

“Subsidiary” means each of the PRC WFOEs.

“Shanda Online” refers to Shanda Online International (HK) Limited.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments” means the aggregate combined amount of the Total Facility A Commitments and the Total Facility B Commitments, being US$200,500,000 at the date of this Agreement.

“Total Facility A Commitments” means the maximum aggregate amount of the Facility A Commitments, being US$500,000 at the date of this Agreement.

“Total Facility B Commitments” means the maximum aggregate amount of the Facility B Commitments, being US$200,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“Utilisation” means a utilisation of a Facility.

“Utilisation Account” means, with respect to each Borrower, a bank account opened and maintained with the Account Bank by that Borrower into which all the Loans drawn by that Borrower are to be paid.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	it is the intent of this Agreement that each of the Borrowers hereto shall be considered as a Borrower regardless of which receives any proceeds of the loans, advances or other financial accommodations hereunder and regardless of which is the source of the Security to be provided hereunder or pursuant to the Security Documents and that each of the Borrowers shall be severally liable for all of the Obligations.

(viii)	a provision of law is a reference to that provision as amended or re-enacted; and

(ix)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

(e)	Where this Agreement specifies an amount in a given currency (the “specified currency”) “or its equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilising the Agent’s spot rate of exchange for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

(f)	Words importing a particular gender mean and include every other gender, and words importing the singular number mean and include the plural number and vice versa.

1.3	Currency Symbols and Definitions

“US$” or “United States Dollars” denotes the lawful currency of the United States of America.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to Shanda Online United States Dollar term loan facilities in an amount equal to the Facility A Commitment.

Subject to the terms of this Agreement, the Lenders make available to the Borrowers the United States Dollar term loan facilities in an amount equal to the Facility B Commitment.

The obligations of the Borrowers under the Finance Documents are several. Failure by a Borrower to perform its obligations under the Finance Documents does not affect the obligations of any other Borrowers under the Finance Documents. No Borrower is responsible for the obligations of any other Borrowers under the Finance Documents.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of the Finance Parties under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of the Finance Parties under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

The Borrowers shall apply the entire proceeds of the Loans borrowed by it under Facility A and Facility B to satisfy their working capital requirements.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrowers may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part I of Schedule 2 (Conditions precedent). The Agent shall notify the Lenders promptly upon receiving such documents and other evidence.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	the Agent has actually received a duly executed original Utilisation Request;

(ii)	in the case of any Loan, no Default has occurred and is continuing or would result from the proposed Loan; and

(iii)	the Repeating Representations to be made by each Borrower are true in all material respects.

4.3	Additional Conditions for Utilization of Facility A

In addition to the conditions provided under Clause 4.1 and Clause 4.2, the Borrowers may not deliver an Utilisation Request to draw Facility A until an amount of US$500,000 has been deposited by Shanda Online into its Security Account.

4.4	Conditions Subsequent

The Account Charges and the Assignment shall have been duly registered with the competent governmental authority in Hong Kong which is necessary to perfect the Security as created thereunder in favour of the Lender(s) within the prescribe time and in accordance with the relevant applicable laws, rules and regulations, and of the provisions o the relevant Security Document.

4.5	Maximum number of Loans

(a)	The Borrowers may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	Loans of more than US$500,000 of Facility A Commitment would be outstanding; or

(ii)	Loans of more than US$200,000,000 of Facility B Commitment would be outstanding.

(b)	The Borrowers may only make one request for Utilisation in respect of each of Facility A Commitment and Facility B Commitment.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrowers may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request executed by all the Borrowers not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods);

(v)	it designates the Utilisation Account as the account for receiving the entire proceeds of the Loan; and

(vi)	duly executed jointly by or for an behalf of all the Borrowers in respect of Facility B or duly executed by Shanda Online in respect of Facility A.

(b)	The Utilisation Request shall be null and void if as a result of the proposed Utilization the aggregated outstanding amount of the Loans drawn by any Borrower is higher than 90% of its distributable profits of year 2011 as set out in its Original Resolution.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be United States Dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility. The entire Available Facility in respect of each of Facility A and Facility B must be utilised in once before the expiry of the relevant Availability Period.

5.4	Lenders’ participation

(a)	If the conditions set out in Clauses 4 (Conditions of Utilisation) and 5.1 (Delivery of a Utilisation Request) to 5.3 (Currency and amount) above have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case at the Specified Time.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Loans

(a)	All Loans shall be repaid in full together with all interest accrued on and remaining outstanding on the Final Maturity Date.

(b)	The Borrowers may not re-borrow any part of the Facilities which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrowers shall, severally, repay that Lender’s participation in the Loans made to any of the Borrowers on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	If any of the Borrowers ceases to hold 100% of the equity interest in the relevant PRC WFOEs:

(i)	the Borrowers shall promptly notify the Agent upon becoming aware of that event; and

(ii)	if the Majority Lenders so require, the Agent shall, by not less than 7 days notice to the Borrowers, cancel the Facilities and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facilities will be cancelled and all such outstanding amounts will become immediately due and payable.

7.3	Voluntary prepayment of Loans

(a)	The Borrowers may, by giving the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of any Facility B Loan (but, if in part, being an amount that reduces the amount of the Facility B Loan by a minimum amount of US$10,000,000). No partial prepayment of Facility A Loan may be made.

7.4	Right of prepayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by a Borrower is required to be increased under paragraph (a) of Clause 11.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 11.3 (Tax indemnity),

the Borrowers may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the prepayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall prepay the Lender’s participation in the relevant Loan.

7.5	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrowers may not re-borrow any part of Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is 4% per annum.

8.2	Payment of interest

Interest shall accrue on each Loan made but not repaid under this Agreement from the Utilisation Date for the Loan and shall be calculated on the basis of a 360-day year and the actual number of days elapsed. The Borrowers shall pay accrued interest on the Loans on each Interest Payment Date.

8.3	Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 150% of the rate of interest which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 150% of the rate interest which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

9.	INTEREST PERIODS

9.1	Interest Period

(a)	Subject to other provisions under this Clause 9, each Interest Period for a Loan will be six months. The first Interest Period in respect of a Loan under this Agreement shall commence on the first Utilisation Date for that Loan and end on the date the six months period expires.

(b)	Each subsequent Interest Period shall commence on the date following the last day of the immediately preceding Interest Period.

(c)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to its Facility. If an Interest Period would otherwise overrun the Final Maturity Date, it shall be shortened so that it ends on the Final Maturity Date.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation and division of Loans

(a)	If two or more Interest Periods:

(i)	relate to Loans; and

(ii)	end on the same date;

those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	FEES

10.1	Arrangement fee

The Borrowers shall pay an arrangement fee computed at the rate of 2% on the amount of the Loans withdrawn by the Borrowers under this Agreement on the date when such Loans are withdrawn by the Borrowers. The arrangement fee on the Loans of Facility A shall be paid to the Agent for its own account and the arrangement fee on the Loans of Facility B shall be paid to China Minsheng Banking Corp. Ltd., Hangzhou Branch for its own account.

The arrangement fee is non-refundable.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

11.	TAX GROSS UP AND INDEMNITIES

11.1	Definitions

(a)	In this Clause 11:

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by a Borrower to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

11.2	Tax gross-up

(a)	All payments to be made by a Borrower to any Finance Party under the Finance Documents shall be made free and clear of and without any Tax Deduction unless such Borrower is required to make a Tax Deduction, in which case the sum payable by such Borrower (in respect of which such Tax Deduction is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum net of any deduction or withholding equal to the sum which it would have received had no such Tax Deduction been made or required to be made.

(b)	Each of the Borrowers shall promptly upon becoming aware that a Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Borrower.

(c)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(d)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

11.3	Tax indemnity

(a)	Without prejudice to Clause 11.2 (Tax gross-up), if any Finance Party is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of Tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the Borrowers shall, within three Business Days of demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 11.3 shall not apply to:

(i)	any Tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(ii)	any Tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

11.4	Stamp taxes

The Borrowers shall (a) pay and, (b) within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.	OTHER INDEMNITIES

12.1	Currency indemnity

(a)	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

12.2	Other indemnities

Each of the Borrowers shall unconditionally and irrevocably, severally (or shall procure that a Borrower will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	the information produced or approved by any Borrower being or being alleged to be misleading or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to any Borrower or with respect to the transactions contemplated or financed under this Agreement;

(d)	a failure by a Borrower to pay any amount due under a Finance Document on its due date or in the relevant currency;

(e)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(f)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

12.3	Indemnity to the Agent

Each of the Borrowers shall unconditionally and irrevocably, severally promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

13.	MITIGATION BY THE LENDERS

13.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 11 (Tax gross-up and indemnities) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Borrower under the Finance Documents.

14.	COSTS AND EXPENSES

14.1	Transaction expenses

The Borrowers shall, within three Business Days of demand, pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

14.2	Amendment costs

If (a) a Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 24.9 (Change of currency), the Borrowers shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

14.3	Enforcement costs

The Borrowers shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document after the occurrence of any Event of Default.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

15.	REPRESENTATIONS

Each Borrower makes the representations and warranties set out in this Clause 15 to each Finance Party on the date of this Agreement.

15.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

15.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered in accordance with Clause 4 (Conditions of Utilisation) or Clause 21 (Changes to the Borrowers), legal, valid, binding and enforceable obligations.

15.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

15.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

15.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	for it and its Subsidiaries to carry on their business, and which are material,

have been obtained or effected and are in full force and effect.

15.6	Governing law and enforcement

(a)	The choice of Hong Kong law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Hong Kong in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

15.7	Deduction of Tax

It is not required under the law applicable where it is incorporated or resident or at its address specified in this Agreement to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

15.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

15.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

15.10	No misleading information

(a)	All information supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

15.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied save to the extent expressly disclosed in such Original Financial Statements.

(b)	The Original Financial Statements give a true and fair view and represent the PRC WFOEs’ financial conditions and operations during the relevant financial year save to the extent expressly disclosed in such Original Financial Statements.

(c)	There has been no material adverse change in the PRC WFOEs’ business or financial conditions since the first Utilization Date.

15.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

15.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

15.14	Authorised Signatures

Any person specified as its authorised signatory under Schedule 2 (Conditions precedent) or Clause 16.2 (Information: miscellaneous) is authorised to sign Utilisation Requests and other notices on its behalf.

15.15	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

15.16	Shareholding and Subsidiaries of the Borrowers

Each of the Borrowers is and shall remain the sole registered legal owner of the entire equity interest in the registered capital of the relevant PRC WFOEs, respectively.

16.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 16 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

16.1	Requirements as to Financial Statements

(a)	Each set of the Financial Statements delivered by the Borrowers shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	Each of the Borrowers shall procure that each set of Financial Statements of the PRC WFOEs is prepared using applicable GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that the PRC WFOE.

Any reference in this Agreement to those Financial Statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

16.2	Information: miscellaneous

Each of the Borrowers shall supply to the Agent (in sufficient copies for all the Finance Parties, if the Agent so requests):

(a)	all documents dispatched by that Borrower to its shareholders (or any class of them), its Subsidiaries or its creditors generally at the same time as they are despatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request; and

(d)	promptly, notice of any change in authorised signatories of any Borrower signed by a director or company secretary of such Borrower accompanied by specimen signatures of any new authorised signatories.

16.3	Notification of default

(a)	Each Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Borrower is aware that a notification has already been provided by another Borrower).

(b)	Promptly upon a request by the Agent, each of the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

17.	SECURITY COVENANTS

17.1	Account Charges

Each Borrower shall use its best endeavours to open a Security Account with the Account Bank within 2 Business Days after receiving the notice from the Account Bank.

17.2	Perfection of Security

(a)	Each of the Borrowers shall procure the PRC WFOEs to execute and deliver to the Lenders the Arrangement Agreement in the form and substance satisfactory to the Lenders undertaking to deposit the Dividend (as defined below) in the relevant Security Accounts forthwith upon declaration.

(b)	The Borrowers shall procure that the 2011 Financial Statements are published not later than 31 May 2012, and that each of the PRC WFOEs shall adopt its Distribution Resolution as soon as practical but in any event not later than 5 Business Days after its 2011 Financial Statements are published and shall promptly provide the Agent with a copy of the Distribution Resolution together with a copy of the audited 2011 Financial Statements, certified as true and complete by a director of the relevant PRC WFOE.

(c)	The Borrowers shall procure that each of the PRC WFOEs distributes its profits earned in the financial year ended 31 December 2011 in the amount no less than the outstanding Loans, interest and other Obligations hereunder to its shareholder by way of dividend (“Dividend”) no later than 15 Business Days before the Final Maturity Date, and the Dividend so distributed shall be forthwith deposited into the Security Account of each of the Borrowers.

(d)	Each of the Borrowers shall provide all necessary assistance in completing, filing, registration and recording of the Security Documents with the relevant authorities in Hong Kong in accordance with the applicable laws in order to perfect the security as created therein in favour of the Lenders at its own costs and expenses within the prescribed time and in accordance with the relevant applicable laws, rules and regulations, and of the provisions of the relevant Security Documents.

18.	GENERAL UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1	Authorisations

Each Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

18.2	Compliance with laws

Each Borrower shall (and each Borrower shall procure the PRC WFOEs to) comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

18.3	Negative pledge

(a)	No Borrower shall create or permit to subsist any Security over any of its equity interest in the registered capital of the relevant PRC WFOEs.

(b)	No Borrower shall sell, transfer or otherwise dispose of any of its equity interest in the registered capital of the relevant PRC WFOEs.;

18.4	Disposals

(a)	No Borrower shall abandon or give up its rights on or with respect to the Dividend to be distributed by the relevant PRC WFOE.

(b)	No proceeds in the Security Account could be withdrawn or used by the Borrowers until all the outstanding Loans, interest or other amount payable under the Finance Documents have been fully paid.

18.5	Merger

No Borrower shall (and each of the Borrowers shall ensure that no PRC WFOE will) enter into any amalgamation, demerger, merger or corporate reconstruction.

18.6	Change of business

Each of the Borrowers shall ensure that no substantial change is made to the general nature of its and the PRC WFOEs’ business from that carried on at the date of this Agreement.

19.	EVENTS OF DEFAULT

Each of the events or circumstances set out in the following sub-clauses of this Clause 19 (other than 19.12 (Acceleration)) is an Event of Default.

19.1	Non-payment

Any Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 5 Business Days of its due date.

19.2	Security covenants

Any requirement under Clause 17 (Security Covenants) fails to be satisfied.

19.3	Other obligations

(a)	Any PRC WFOE does not comply with any provision of the Arrangement Agreement.

(b)	A Borrower does not comply with any provision of the Finance Documents to which it is a party (other than those referred to in Clause 19.1 (Non-payment)).

(c)	No Event of Default under paragraph (a) above in relation to Clause 19.1 (Non-payment) will occur if the failure to comply is capable of remedy and is remedied within 3 days of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

19.4	Misrepresentation

Any representation or statement made or deemed to be made by a Borrower in the Finance Documents or any other document delivered by or on behalf of any Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

19.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

No Event of Default will occur under this Clause 19.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$10,000,000 (or its equivalent in any other currency or currencies).

19.6	Insolvency

(a)	A member of the Group is or is presumed or deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

19.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, provisional supervision or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not a Borrower;

(b)	a composition, assignment or arrangement with any creditor of any member of the Group;

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not a Borrower), receiver, administrator, administrative receiver, compulsory manager, provisional supervisor or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

19.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$10,000,000 or affects the equity interest in the registered capitals of any of the PRC WFOEs and is not discharged within 60 days.

19.9	Change of Control

The Borrowers cease holding 100% of the equity interest in the registered capital of the relevant PRC WFOEs.

19.10	Unlawfulness

It is or becomes unlawful for a Borrower or a PRC WFOE to perform any of its obligations under the Finance Documents.

19.11	Repudiation

A Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.12	Acceleration

On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8

CHANGES TO LENDERS

20.	CHANGES TO THE LENDERS

20.1	Assignments and transfers by the Lenders

Subject to this Clause 20, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

20.2	Conditions of assignment or transfer

(a)	In the case of a transfer by a Lender of any of its obligations under the Finance Documents in respect of its Available Commitment, the consent of the Borrowers shall be required unless, in either case, the transfer is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Borrowers to a transfer must not be unreasonably withheld or delayed. Each of the Borrowers will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Borrowers within that time.

(c)	An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 11 (Tax gross-up and indemnities), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

20.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee in the amount agreed by the New Lender and the Agent.

20.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Borrower;

(iii)	the performance and observance by any Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 20; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Borrower of its obligations under the Finance Documents or otherwise.

20.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Borrowers and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Borrowers and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Borrower and the New Lender have assumed and/or acquired the same in place of that Borrower and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.

20.6	Disclosure of information

Any Lender may disclose to:

(a)	any of its Affiliates;

(b)	its head office and any other branch;

(c)	any other Finance Party; and

(d)	any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Borrower; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Borrower, the Group and the Finance Documents as that Lender shall consider appropriate.

21.	CHANGES TO THE BORROWERS

21.1	Assignments and transfer by Borrowers

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

22.	ROLE OF THE AGENT, THE ARRANGER AND THE ACCOUNT BANK

22.1	Appointment of the Agent

(a)	Each of the other Finance Parties appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the other Finance Parties authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

22.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature. The Agent shall have no other duties save as expressly provided for in the Finance Documents.

22.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

22.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

22.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

22.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document ; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 19.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrowers (other than a Utilisation Request ) is made on behalf of and with the consent and knowledge of all the Borrowers.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

22.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) or under paragraph (d) below until it has received such security as it may require for any cost, loss or liability which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

22.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, a Borrower or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

22.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it or omitting to take action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

22.10	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in Hong Kong as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrowers) may appoint a successor Agent (acting through an office in Hong Kong).

(d)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 22. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

22.11	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

22.12	Relationship with the Lenders

Subject to Clause 24.2 (Distributions by the Agent), the Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

22.13	Credit appraisal by the Lenders

Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed

22.14	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

22.15	Duties of the Account Bank

(a)	The Account Bank shall be responsible for managing the proceeds in the Security Accounts in accordance with the Account Charge, and shall be responsible for deduction and payment of interest and other applicable fees, expenses or otherwise out of the Security Accounts as may be instructed by the Agent in accordance with the provisions of this Agreement and the Finance Documents, as the case may be.

(b)	The Account Bank shall transfer the interest and fees due and payable from the Security Accounts to the account of the Arranger semi-annually according to the requirements of the Arranger and this Agreement.

(a)	Notwithstanding any other provisions of this Agreement, the Account Bank shall not and shall not allow or permit the Borrowers to withdraw or otherwise dispose of or utilise any proceeds from the Security Account without the prior written approval of the Agent.

23.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 10

ADMINISTRATION

24.	PAYMENT MECHANICS

24.1	Payments to the Agent

(a)	On each date on which an Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

24.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 24.3 (Distributions to an Borrower) and Clause 24.3 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

(b)	The Agent shall distribute payments received by it in relation to all or any part of a Loan to the Lender indicated in the records of the Agent as being so entitled on that date Provided that the Agent is authorised to distribute payments to be made on the date on which any transfer becomes effective pursuant to Clause 20 (Changes to the Lenders) to the Lender so entitled immediately before such transfer took place regardless of the period to which such sums relate.

24.3	Distributions to an Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 25 (Set-off)) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

24.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

24.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of that Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee (other than as provided in (i) above) or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Borrower.

24.6	No set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

24.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under paragraph (a) above, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

24.8	Currency of account

(a)	Subject to paragraphs (b) and (c) below, United States dollars is the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than United States dollars shall be paid in that other currency.

24.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Hong Kong interbank market and otherwise to reflect the change in currency.

25.	SET-OFF

A Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

26.	NOTICES

26.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

26.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of each Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Borrower, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

  in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

26.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 26.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to a Borrower shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Borrowers.

26.4	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

26.5	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

27.	CALCULATIONS AND CERTIFICATES

27.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

27.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

28.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

29.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	AMENDMENTS AND WAIVERS

30.1	Required consents

(a)	Subject to Clause 30.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

30.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Lenders;

(vi)	Clause 2.2 (Lenders’ rights and obligations), Clause 20 (Changes to the Lenders) or this Clause 30; or

(vii)	release of any Security or any obligations of the Borrowers under the Finance Documents,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

32.	GOVERNING LAW

This Agreement is governed by Hong Kong law.

33.	ENFORCEMENT

(a)	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 33 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Borrowers

Name of Original Borrowers	Registration number (or equivalent, if any)	Registered Office Address	Jurisdiction of Incorporation
SHANDA ONLINE INTERNATIONAL (HK) LIMITED （盛大在线国 际（香港）有限公司）	1171473	8th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong	Hong Kong

SHANDA GAMES TECHNOLOGY (HK) LIMITED （盛大游戏技 术（香港）有限公司）	1223279	8th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong	Hong Kong

SHANDA GAMES HOLDINGS (HK) LIMITED （盛大游戏控 股（香港）有限公司）	1170941	8th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong	Hong Kong

Part II

The Original Lenders

Name of Original Lender	Facility A Commitment		Facility B Commitment
CHINA MINSHENG BANKING CORP. LTD., HONG KONG BRANCH	US$	500,000		—
CHINA MINSHENG BANKING CORP., LTD., HANGZHOU BRANCH		—	US$	200,000,000

TOTAL	US$	500,000	US$	200,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.	Borrowers

(a)	A certified true and complete copy of the constitutional documents, register of shareholders/members, register of directors/officers, register of charges/encumbrances, and passport (as applicable) of each of the Borrowers.

(b)	A certified true and complete copy of the updated business licenses (showing it has passed annual inspection of year 2010) and the constitutional documents and the Original Resolution of each of the PRC WFOEs.

(c)	A certified true and complete copy of a resolution of the board of directors (as applicable) of each Borrower and a certified true and complete copy of the shareholder resolution of each of the PRC WFOEs:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A certificate in the form of Schedule 6 of this Agreement from each Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Borrower certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	The following documents duly executed and delivered by all of the parties thereto (other than the Lenders):

(a)	this Agreement;

(b)	the Account Charges;

(c)	the Assignment; and

(d)	Arrangement Agreement.

(h)	Each of the PRC WFOEs shall have opened and maintained the bank account with China Minsheng Banking Corp., Ltd., Hangzhou Branch with the accumulative total credit balance of all the bank accounts no less than the Total Commitments.

(i)	Each of the Borrowers has opened its Utilisation Account and Security Account with the Account Bank;

(j)	The authorization letters in the form of Schedule 7 of this Agreement issued by each of the Borrowers.

2.	Legal opinion

(a)	A legal opinion in relation to Hong Kong law from legal advisers to the Arranger and the Agent, substantially in the form reasonably satisfactory to the Lenders.

3.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of each PRC WFOEs.

(c)	The capital verification reports of each of the PRC WFOEs showing that the registered capital of each of the PRC WFOEs has been paid up.

SIGNATURE PAGE

FACILITY AGREEMENT

THE BORROWERS

EXECUTED and DELIVERED	)
as a DEED under the	)	[signature]
COMMON SEAL of	)
SHANDA ONLINE INTERNATIONAL (HK) LIMITED) and SIGNED by LEE, TING KONG JOHN	) )	[seal]
its authorised signatory	)		(signature and seal)
in the presence of

[signature]
(Witness signature)

SIGNATURE PAGE

FACILITY AGREEMENT

THE BORROWERS

EXECUTED and DELIVERED	)
as a DEED under the	)	[signature]
COMMON SEAL of	)
SHANDA GAMES TECHNOLOGY (HK) LIMITED	)	[seal]
and SIGNED by LEE, TING KONG JOHN	)
its authorised signatory	)		(signature and seal)
in the presence of

[signature]
(Witness signature)

SIGNATURE PAGE

FACILITY AGREEMENT

THE BORROWERS

EXECUTED and DELIVERED	)
as a DEED under the	)	[signature]
COMMON SEAL of	)
SHANDA GAMES HOLDINGS (HK) LIMITED	)	[seal]
and SIGNED by LEE, TING KONG JOHN	)
its authorised signatory	)		(signature and seal)
in the presence of

[signature]
(Witness signature)

SIGNATURE PAGE

FACILITY AGREEMENT

THE ARRANGER

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

By:	[signature]

Name:	[name]

Title:	[title]

SIGNATURE PAGE

FACILITY AGREEMENT

THE AGENT

CHINA MINSHENG BANKING CORP., LTD., HONG KONG BRANCH

By:	[signature]

Name:	[name]

Title:	[title]

THE LENDER

CHINA MINSHENG BANKING CORP., LTD., HANGZHOU BRANCH

By:	[signature]

Name:	[name]

Title:	[title]

SIGNATURE PAGE

FACILITY AGREEMENT

THE LENDER

EXECUTED and DELIVERED	)
as a DEED under the	)	[signature]
COMMON SEAL of	)
CHINA MINSHENG BANKING CORP., LTD.,	)
HONG KONG BRANCH	)	[seal]
and SIGNED by	)
its authorised signatory	)		(signature and seal)
in the presence of

[signature]
(Witness signature)

THE ACCOUNT BANK

EXECUTED and DELIVERED	)
as a DEED under the	)	[signature]
COMMON SEAL of	)
CHINA MINSHENG BANKING CORP., LTD.,	)	[seal]
HONG KONG BRANCH	)
and SIGNED by	)
its authorised signatory	)		(signature and seal)
in the presence of

[signature]
(Witness signature)